Exhibit 99.1

Tenax Therapeutics Announces Reverse Stock Split

Morrisville, NC, February 23, 2018 - Tenax Therapeutics, Inc. (NASDAQ: TENX), a specialty pharmaceutical company focused on providing products to address conditions with significant unmet medical needs, today announced a reverse stock split of its shares of common stock at a ratio of 1-for-20. Beginning with the opening of trading on Monday, February 26, 2018, the Company's common stock will continue to trade on the Nasdaq Capital Market ("Nasdaq") under the symbol "TENX," but will trade on a split-adjusted basis under a new CUSIP number, 88032L 209.  The reverse stock split was approved by stockholders at the Special Meeting of Stockholders held on February 15, 2018 and the reverse stock split ratio was approved by the Company’s Board of Directors on that same date.

On September 12, 2017, the Company received a notice from Nasdaq granting the Company an additional 180 calendar days, or until March 12, 2018, to regain compliance with the minimum $1.00 bid price per share requirement for continued listing on the Nasdaq Capital Market. To regain compliance, the Company’s common stock must have a minimum bid price per share of at least $1.00 for 10 consecutive business days. The reverse stock split is intended to increase the market price per share to help ensure a share price high enough to satisfy the $1.00 minimum bid price requirement by Nasdaq. However, there is no assurance that the reverse stock split will have the desired effect of sufficiently increasing the bid price of the Company’s common stock for the required period.

As a result of the reverse stock split, every 20 shares of the Company's common stock issued and outstanding on the effective date will be combined into one issued and outstanding share, with no change in the nominal par value per share of $0.0001. No fractional shares will be issued as a result of the reverse stock split. Instead, the company will round up to the nearest whole number the amount of shares stockholders would be entitled to receive in connection with the reverse stock split. The reverse stock split reduces the number of shares of the Company's common stock outstanding from approximately 28.2 million pre-reverse split shares to approximately 1.4 million post-reverse split shares. A proportionate adjustment will be made to the per-share exercise prices and number of shares issuable under all outstanding stock options and warrants.

For more information regarding the Company’s reverse stock split, please refer to the definitive proxy statement filed by the Company with the Securities and Exchange Commission on Schedule DEF 14A on January 16, 2018. The definitive proxy statement is available online on the company’s Investor website page (http://investors.tenaxthera.com) under the SEC Filings tab.

About Tenax Therapeutics
Tenax Therapeutics, Inc., is a specialty pharmaceutical company focused on licensing, development, and commercialization of drugs that address conditions with high unmet medical need. The Company has a world-class scientific team including recognized global experts in pulmonary hypertension. The Company owns the North American rights to develop and commercialize Levosimendan. For more information, visit www.tenaxthera.com.

About Levosimendan
Levosimendan is a calcium sensitizer that works through a unique triple mechanism of action. It initially was developed for intravenous use in hospitalized patients with acutely decompensated heart failure. It was discovered and developed by Orion Pharma, Orion Corporation of Espoo Finland, and is currently approved in over 60 countries for this indication and not available in the United States. Tenax Therapeutics acquired the North American rights to develop and commercialize levosimendan from Phyxius Pharma, Inc.

Caution Regarding Forward-Looking Statements
This news release contains certain forward-looking statements by the company that involve risks and uncertainties and reflect the Company’s judgment as of the date of this release. The forward-looking statements are subject to a number of risks and uncertainties, including, but not limited to that there may be matters beyond the Company’s control that could lead to the Company not remaining in compliance with Nasdaq rules and ultimately delisting from Nasdaq if compliance is not maintained, along with other risks and uncertainties as described in the Company’s filings with the Securities and Exchange Commission, including in its annual report on Form 10-K filed on March 16, 2017, its quarterly report on Form 10-Q filed on November 9, 2017 as well as its other filings with the SEC. The Company disclaims any intent or obligation to update these forward-looking statements beyond the date of this release. Statements in this press release regarding management’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

Investor Contact

Robert Haag
IRTH Communications
TENX@irthcommunications.com
800-439-1433